Exhibit 99.1

News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Engagement of Chief Restructuring Officer and

Intention to File Form 15

LEXINGTON, KY (May 29, 2020) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) today announced the engagement of Thomas L. Fairfield as Chief Restructuring Officer to assist with Rhino’s financial and liquidity situations. Mr. Fairfield has extensive experience in advising clients in various industries. Mr. Fairfield currently serves as President of Cambio Group LLC, a strategic advisory firm, and as interim Chief Executive Officer of Journey Group Acquisition Co., LLC, a provider of funeral and cemetery services and merchandise. Mr. Fairfield is also Chief Operating Officer and Chief Financial Officer of byNordic Acquisition Corporation, a recently formed company that has no current operations, but will seek to acquire a European technology business in the future. Mr. Fairfield has a Juris Doctorate degree from Georgetown University Law Center and a B.S.F.S. from Georgetown University.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “Tom’s vast experience in corporate advisory roles will be a valuable addition to our company as we look to navigate through this tumultuous time in the coal industry that has been exacerbated by the COVID-19 pandemic. We look forward to utilizing Tom’s expertise as our strategic plan for Rhino continually evolves.”

Today Rhino is also announcing its intention to file Form 15 with the Securities and Exchange Commission (“SEC”) to terminate the registration of the Partnership’s common units under Section 12(g) Securities Exchange Act of 1934, as amended (“Exchange Act”) and suspend its SEC reporting obligations under Section 15(d) of the Exchange Act on or before June 15, 2020. The filing of the Form 15 is intended to eliminate the substantial legal, accounting and administrative costs associated with being a SEC reporting company. Upon filing the Form 15, the Partnership’s obligation to file certain Exchange Act reports, including Forms 10-K, 10-Q and 8-K will be immediately suspended.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States.

Additional information regarding Rhino is available at its web site – RhinoLP.com.

Forward-Looking Statements:

This press release contains forward-looking statements. Any statements in this release about future expectations, plans or prospects for the Partnership, including without limitation, statements regarding the deregistration of the Common Units and the cost savings associated therewith and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” “intends” and similar expressions are forward-looking statements. These statements are only predictions based on Partnership’s current expectations and projections about future events. There are important factors that could cause Partnership’s performance or achievements to differ materially from the results expressed or implied by the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements made in this news release include market conditions and those set forth in reports or documents that are filed from time to time with the United States Securities and Exchange Commission.

The Partnership undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in expectations, except as may be required by law. All forward-looking statements attributable to the Partnership or any person acting on its behalf are expressly qualified in their entirety by this cautionary language.

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